Exhibit 99.1

Williams Partners L.P. (NYSE: WPZ) One Williams Center Tulsa, OK 74172 800-600-3782 www.williams.com

DATE: Dec. 5, 2016

MEDIA CONTACT:	INVESTOR CONTACTS:
Keith Isbell (918) 573-7308	John Porter (918) 573-0797	Brett Krieg (918) 573-4614

Transco Commences Registered Exchange Offer for its 7.85% Senior Notes Due 2026

TULSA, Okla. – Transcontinental Gas Pipe Line Company, LLC (“Transco”), a wholly owned subsidiary of Williams Partners L.P. (NYSE: WPZ), announced today that it has commenced an offer to exchange any and all of its $1 billion in aggregate principal amount of outstanding 7.85 percent Senior Notes due 2026 (the “Original Notes”) for an equal amount of its registered 7.85 percent Senior Notes due 2026 (the “Exchange Notes”).

The terms of the Exchange Notes are identical in all material respects to those of the Original Notes, except that the Exchange Notes have been registered under the Securities Act of 1933, as amended, and the transfer restrictions, registration rights and additional interest provisions relating to the Original Notes do not apply to the Exchange Notes. The purpose of the Exchange Offer is to fulfill Transco’s obligations under the registration rights agreement entered into in connection with the issuance of the Original Notes. Transco will not receive any proceeds from the exchange offer.

The exchange offer will expire at 5:00 p.m. Eastern Standard Time (EST) on Jan. 4, 2017, unless extended (such date and time, as may be extended, the “Expiration Date”). The settlement date for the exchange offer will occur promptly following the Expiration Date. The terms of the exchange offer and other information relating to Transco and the Exchange Notes are set forth in a prospectus dated Dec. 5, 2016, a copy of which has been filed with the Securities and Exchange Commission. Transco has not authorized any person to provide information other than as set forth in the prospectus.

Copies of the prospectus and the transmittal letter governing the exchange offer can be obtained from the exchange agent, The Bank of New York Mellon Trust Company, N.A., by faxing a request to (732) 667-9408 or by writing via regular or certified mail, or overnight courier, to The Bank of New York Mellon Trust Company, N.A., Corporate Trust Operations—Reorganization Unit, 111 Sanders Creek Parkway, East Syracuse, New York 13057.

This press release is for informational purposes only and does not constitute an offer to sell nor a solicitation of an offer to buy any security. The exchange offer is being made solely pursuant to the prospectus dated Dec. 5, 2016, including any supplements thereto, and only to such persons and in such jurisdictions as is permitted under applicable law.

About Williams Partners

Williams Partners (NYSE: WPZ) is an industry-leading, large-cap natural gas infrastructure master limited partnership with a strong growth outlook and major positions in key U.S. supply basins. Williams Partners has operations across the natural gas value chain from gathering, processing and interstate transportation of natural gas and natural gas liquids to petchem production of ethylene, propylene and other olefins. Williams Partners owns and operates more than 33,000 miles of pipelines system wide – including the nation’s largest volume and fastest growing pipeline – providing natural gas for clean-power generation, heating and industrial use. Williams Partners’ operations touch approximately 30 percent of U.S. natural gas. Tulsa, Okla.-based Williams (NYSE: WMB), a premier provider of large-scale U.S. natural gas infrastructure, owns 60 percent of Williams Partners, including all of the 2 percent general-partner interest. www.williams.com

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although Transco believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in Transco’s annual and quarterly reports filed with the Securities and Exchange Commission.

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